EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference of our reports dated February 16, 2007, with respect to the consolidated financial statements of PST Indústria Eletrônica da Amazônia Ltda. included in this Form 10-K/A for the year ended December 31, 2006, in the following Registration Statements:

Registration Number	Description of Registration Statement
333-127017	Form S-8 – Stoneridge, Inc. Director’s Restricted Shares Plan
333-96953	Form S-8 – Stoneridge, Inc. Director’s Share Option Plan
333-72176	Form S-8 – Stoneridge, Inc. Director’s Share Option Plan
333-72178	Form S-8 – Stoneridge, Inc. Long-Term Incentive Plan
333-91175	Form S-8 – Stoneridge, Inc. Long-Term Incentive Plan
Campinas, Brazil
March 29, 2007
ERNST & YOUNG
Auditores Independentes S.S.
CRC2SP015199/O-6
/s/ B. Alfredo Baddini Blanc
B. Alfredo Baddini Blanc
Accountant CRC1SP126402/O-8

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